Release:     April 19, 2017

CP reports first-quarter diluted EPS of $2.93 and adjusted diluted EPS of $2.50

Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced first-quarter revenues of C$1.6 billion, up 1 percent from 2016 and reported diluted earnings per share (EPS) of $2.93, or $2.50 on an adjusted diluted EPS basis.
“Thanks to our hard-working employees, industry-leading operating model and commitment to service, we produced solid results this quarter,” said Keith Creel, CP’s President and Chief Executive Officer. “We turned a corner in March and are now seeing positive volumes, which makes us cautiously optimistic that the demand environment is improving.”
FIRST-QUARTER HIGHLIGHTS
- Revenues increased 1 percent to $1,603 million from $1,591 million
- Reported diluted EPS fell 17 percent to $2.93 from $3.51 and adjusted diluted EPS were flat year-over-year at $2.50
- Reported operating ratio decreased by 80 basis points to 58.1 percent from 58.9 percent. The operating ratio in the first quarter of 2017 includes a $51-million recovery associated with the early departure of the previous CEO
- Adjusted operating ratio, which excludes this gain, increased by 240 basis points in the first quarter of 2017 to 61.3 percent.
“CP’s strong focus on developing its bench strength resulted in a seamless leadership transition and a seasoned executive team that is focused on leveraging CP’s proven operating model,” Creel said. “Our talented and engaged workforce together with disciplined cost control gives us a great deal of confidence that we'll be able to deliver high single-digit adjusted diluted EPS growth in 2017 and create long-term value for shareholders.”
“Given the strength of our foundation, rooted in precision scheduled railroading, we are well positioned to write the next chapter of this story - one that focusses on sustainable, profitable growth,” Creel said.

The company will discuss its results with the financial community in a conference call beginning at: 4:30 p.m. eastern time (2:30 p.m. mountain time) on April 19.
Conference Call Access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll free dial in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.
Webcast
We encourage you to access the webcast and presentation material at investor.cpr.ca

A replay of the first-quarter conference call will be available by phone through to May 19, 2017 at 416-849-0833 or toll free 1-855-859-2056, password 98409081.

Access to the webcast and audio file of the presentation will be made available at investor.cpr.ca
Non-GAAP Measures
For further information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.
Note on forward-looking information
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to our operations, priorities and plans, anticipated financial performance, including our 2017 full-year guidance, business prospects, planned capital expenditures, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. To the extent that CP has provided guidance using non-GAAP financial measures, the Company may not be able to provide a reconciliation to a GAAP measure, due to unknown variables and uncertainty related to future results.
Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10- Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.
About Canadian Pacific
Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP.
Contacts
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

ITEM 1. FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars, except share and per share data)	2017	2016
Revenues
Freight	$1,563	$1,548
Non-freight	40	43
Total revenues	1,603	1,591
Operating expenses
Compensation and benefits (Note 9)	233	329
Fuel	170	125
Materials	49	56
Equipment rents	36	45
Depreciation and amortization	166	162
Purchased services and other (Note 4)	278	221
Total operating expenses	932	938

Operating income	671	653
Less:
Other income and charges (Note 5)	(28)	(181)
Net interest expense	120	124
Income before income tax expense	579	710
Income tax expense (Note 6)	148	170
Net income	$431	$540

Earnings per share (Note 7)
Basic earnings per share	$2.94	$3.53
Diluted earnings per share	$2.93	$3.51

Weighted-average number of shares (millions) (Note 7)
Basic	146.5	153.0
Diluted	147.1	153.8

Dividends declared per share	$0.5000	$0.3500
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2017	2016
Net income	$431	$540
Net gain in foreign currency translation adjustments, net of hedging activities	5	37
Change in derivatives designated as cash flow hedges	5	(47)
Change in pension and post-retirement defined benefit plans	38	47
Other comprehensive income before income taxes	48	37
Income tax expense on above items	(18)	(41)
Other comprehensive income (loss) (Note 3)	30	(4)
Comprehensive income	$461	$536
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	March 31	December 31
(in millions of Canadian dollars)	2017	2016
Assets
Current assets
Cash and cash equivalents	$201	$164
Accounts receivable, net	631	591
Materials and supplies	201	184
Other current assets	77	70
	1,110	1,009
Investments	183	194
Properties	16,661	16,689
Goodwill and intangible assets	200	202
Pension asset	1,165	1,070
Other assets	78	57
Total assets	$19,397	$19,221
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,148	$1,322
Long-term debt maturing within one year	31	25
	1,179	1,347
Pension and other benefit liabilities	730	734
Other long-term liabilities	227	284
Long-term debt	8,583	8,659
Deferred income taxes	3,640	3,571
Total liabilities	14,359	14,595
Shareholders’ equity
Share capital	2,036	2,002
Additional paid-in capital	42	52
Accumulated other comprehensive loss (Note 3)	(1,769)	(1,799)
Retained earnings	4,729	4,371
	5,038	4,626
Total liabilities and shareholders’ equity	$19,397	$19,221
Contingencies (Note 11)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2017	2016
Operating activities
Net income	$431	$540
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	166	162
Deferred income taxes (Note 6)	67	93
Pension funding in excess of expense (Note 10)	(60)	(42)
Foreign exchange gain on long-term debt (Note 5)	(28)	(181)
Other operating activities, net	(85)	(66)
Change in non-cash working capital balances related to operations	(180)	(288)
Cash provided by operating activities	311	218
Investing activities
Additions to properties	(230)	(278)
Proceeds from sale of properties and other assets (Note 4)	3	60
Other	5	—
Cash used in investing activities	(222)	(218)
Financing activities
Dividends paid	(73)	(54)
Issuance of CP Common Shares	28	5
Repayment of long-term debt	(5)	(11)
Other	—	(2)
Cash used in financing activities	(50)	(62)

Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(2)	(17)
Cash position
Increase (decrease) in cash and cash equivalents	37	(79)
Cash and cash equivalents at beginning of period	164	650
Cash and cash equivalents at end of period	$201	$571

Supplemental disclosures of cash flow information:
Income taxes paid	$170	$192
Interest paid	$150	$155
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars except common share amounts)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2017	146.3	$2,002	$52	$(1,799)	$4,371	$4,626
Net income	—	—	—	—	431	431
Other comprehensive income (Note 3)	—	—	—	30	—	30
Dividends declared	—	—	—	—	(73)	(73)
Effect of stock-based compensation recovery	—	—	(3)	—	—	(3)
Shares issued under stock option plan	0.4	34	(7)	—	—	27
Balance at March 31, 2017	146.7	$2,036	$42	$(1,769)	$4,729	$5,038
Balance at January 1, 2016	153.0	$2,058	$43	$(1,477)	$4,172	$4,796
Net income	—	—	—	—	540	540
Other comprehensive loss (Note 3)	—	—	—	(4)	—	(4)
Dividends declared	—	—	—	—	(54)	(54)
Effect of stock-based compensation expense	—	—	6	—	—	6
Shares issued under stock option plan	—	7	(1)	—	—	6
Balance at March 31, 2016	153.0	$2,065	$48	$(1,481)	$4,658	$5,290
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2017
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2016 annual consolidated financial statements and notes included in CP's 2016 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2016 annual consolidated financial statements, except for the newly adopted accounting policies discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting Changes

Implemented in 2017
Compensation - Stock Compensation

In March 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-based Payment Accounting, under FASB Accounting Standards Codification ("ASC") Topic 718. The amendments clarify the guidance relating to treatment of excess tax benefits and deficiencies, acceptable forfeiture rate policies, and treatment of cash paid by an employer when directly withholding shares for tax-withholding purposes and the requirement to treat such cash flows as a financing activity. As a result of this ASU, excess tax benefits are no longer recorded in Additional paid-in capital and instead are applied against taxes payable or recognized in the interim consolidated statement of income. This ASU was effective for CP beginning on January 1, 2017. The Company has determined that there were no significant changes to disclosure or financial statement presentation and changes in accounting for excess tax benefits and deficiencies were not material as a result of adoption.

Simplifying the Measurement of Inventory

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory under FASB ASC Topic 330. The amendments require that reporting entities measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments apply to inventory that is measured using the first-in, first-out or average cost basis. This ASU was effective for CP beginning on January 1, 2017 and was applied prospectively. The Company determined there were no changes to disclosure, financial statement presentation, or valuation of inventory as a result of adoption.

Future changes
Leases

In February 2016, the FASB issued ASU 2016-02, Leases under FASB ASC Topic 842 which will supersede the lease recognition and measurement requirements in Topic 840 Leases. This new standard requires recognition of right-of-use assets and lease liabilities by lessees for those leases classified as finance and operating leases with a maximum term exceeding 12 months and will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2018. For CP this will be effective commencing January 1, 2019. Entities are required to use a modified retrospective approach to adopt this new standard meaning there will be no impact to the consolidated statements of income, however, the comparative consolidated balance sheet will be adjusted to reflect the provisions of this standard. The Company has a detailed plan to implement the new standard and is assessing contractual arrangements, through a cross functional team, that may qualify as leases under the new standard. CP is also working with a vendor to implement a lease management system which will assist in delivering the required accounting changes. The impact of the new standard will be a material increase to right of use assets and lease liabilities on the consolidated balance sheet, primarily, as a result of operating leases currently not recognized on the balance sheet. The Company does not anticipate a material impact to the consolidated statement of income and is currently evaluating the impact adoption of this new standard will have on disclosure.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers under FASB ASC Topic 606. In March 2016, the FASB issued amendment ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations as an update under FASB ASC Topic 606. The amendments clarify the principal versus agent guidance in determining whether to recognize revenue on a gross or net basis. The guidance in Topic 606, as amended, will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2017. For CP this new standard will be effective commencing January 1, 2018, and CP has the option of adopting the new standard by either a full retrospective or a modified retrospective approach. CP has analyzed contracts for a significant proportion of the Company’s annual rail freight revenue, which represents greater than 95% of CP’s annual revenues, and has concluded that recognizing these revenues over time as rail freight services are performed continues to be appropriate. Further detailed reviews of a variety of specific contractual terms that could potentially represent additional performance obligations, reassessment of certain arrangements in the context of the new guidance on principal versus agent, and an assessment of required new disclosures is also currently being performed. CP is also continuing to assess whether to apply the full or modified retrospective adoption method on transition. At this time CP does not expect a material change to revenue recognition from adopting this standard.

Intangibles - Goodwill and Other

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment under FASB ASC Topic 350. This is intended to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The amendments are effective for CP beginning on January 1, 2020. Entities are required to apply the amendments in this Update prospectively from the date of adoption. The Company does not anticipate that the adoption of this ASU will impact CP's financial statements as there is a sufficient excess between the fair value and carrying value of CP's goodwill. Furthermore CP expects to continue to apply the Step 0 qualitative assessment when testing for goodwill impairment.

Compensation - Retirement Benefits

In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost under FASB ASC Topic 715. The amendments clarify presentation requirements for net periodic pension cost and net periodic post-retirement benefit cost and require that an employer report the current service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net periodic benefit cost are required to be presented in the consolidated statement of income separately from the current service cost component and outside a subtotal of income from operations if one is presented. The amendments also restrict capitalization to the current service cost component when applicable. The amendments are effective for CP beginning on January 1, 2018. The amendments related to presentation are required to be applied retrospectively and the restrictions on capitalization of the current service cost component are applicable prospectively on the date of adoption. Adoption of this ASU will result in a $67 million and $43 million decrease in operating income for the three months ended March 31, 2017 and 2016, respectively, and an estimated corresponding full year decrease of $272 million and $167 million for the years ended December 31, 2017 and 2016, respectively. There will be no change to net income or earnings per share as a result of adoption of this new standard. The new guidance restricting capitalization of pensions to the current service cost component of net periodic benefit cost will have no impact to operating income or amounts capitalized because the Company currently only capitalizes an appropriate portion of current service cost for self-constructed properties. CP is currently assessing the disclosure requirements of this ASU.

3    Changes in accumulated other comprehensive loss ("AOCL") by component

	For the three months ended March 31
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post-retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2017	$127	$(104)	$(1,822)	$(1,799)
Other comprehensive (loss) income before reclassifications	(2)	2	—	—
Amounts reclassified from accumulated other comprehensive loss	—	2	28	30
Net current-period other comprehensive (loss) income	(2)	4	28	30
Closing balance, March 31, 2017	$125	$(100)	$(1,794)	$(1,769)
Opening balance, January 1, 2016	$129	$(102)	$(1,504)	$(1,477)
Other comprehensive (loss) income before reclassifications	(4)	(36)	—	(40)
Amounts reclassified from accumulated other comprehensive loss	—	2	34	36
Net current-period other comprehensive (loss) income	(4)	(34)	34	(4)
Closing balance, March 31, 2016	$125	$(136)	$(1,470)	$(1,481)
(1) Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL

	For the three months ended March 31
(in millions of Canadian dollars)	2017	2016
Amortization of prior service costs(1)	$(1)	$(2)
Recognition of net actuarial loss(1)	39	49
Total before income tax	38	47
Income tax recovery	(10)	(13)
Net of income tax	$28	$34
(1) Impacts Compensation and benefits on the interim consolidated statements of income.

4    Disposition of properties

Gain on sale of Arbutus Corridor

In March 2016, the Company completed the sale of CP’s Arbutus Corridor (the “Arbutus Corridor”) to the City of Vancouver for gross proceeds of $55 million. The agreement allows the Company to share in future proceeds on the eventual development and/or sale of certain parcels of the Arbutus Corridor. The Company recorded a gain on sale of $50 million ($43 million after tax) within "Purchased services and other" from the transaction during the first quarter of 2016.

5    Other income and charges

	For the three months ended March 31
(in millions of Canadian dollars)	2017	2016
Foreign exchange gains on long-term debt	$(28)	$(181)
Net other foreign exchange gains	(1)	(7)
Other	1	7
Total other income and charges	$(28)	$(181)

6    Income taxes

	For the three months ended March 31
(in millions of Canadian dollars)	2017	2016
Current income tax expense	$81	$77
Deferred income tax expense	67	93
Income tax expense	$148	$170

The effective tax rate in the first quarter is 25.60%, compared to 23.89% for the same period in 2016.

The estimated 2017 annual effective tax rate for the first quarter, excluding the discrete items of the management transition recovery of $51 million related to the retirement of the Company's Chief Executive Officer and the foreign exchange gain of $28 million ($181 million in 2016) on the Company’s U.S. dollar-denominated debt, is 26.50%, one percent lower compared to 27.50% for the same period in 2016.

7    Earnings per share

At March 31, 2017, the number of shares outstanding was 146.7 million (March 31, 2016 - 153.0 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period.

The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended March 31
(in millions)	2017	2016
Weighted-average basic shares outstanding	146.5	153.0
Dilutive effect of stock options	0.6	0.8
Weighted-average diluted shares outstanding	147.1	153.8

For the three months ended March 31, 2017, 502,000 options were excluded from the computation of diluted earnings per share because their effects were not dilutive (three months ended March 31, 2016 - 445,991 options).

8    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

When possible, the estimated fair value is based on quoted market prices and, if not available, estimates from third-party brokers. For non-exchange traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, foreign exchange (FX) and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt which has a fair value of approximately $9,958 million (December 31, 2016 - $9,981 million) and a carrying value of $8,614 million (December 31, 2016 - $8,684 million) at March 31, 2017. The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of interest and principal at estimated interest rates expected to be available to the Company at period end. All derivatives and long-term debt are classified as Level 2.

B. Financial risk management

Derivative financial instruments
Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the interim consolidated balance sheets, commitments or forecasted transactions. At the time a derivative contract is entered into, and at least quarterly thereafter, an assessment is made as to whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on net income by offsetting long-term FX gains and losses on U.S. dollar denominated long-term debt and gains and losses on its net investment. The effective portion recognized in “Other comprehensive income (loss)” for the three months ended March 31, 2017 was an unrealized FX gain of $46 million (three months ended March 31, 2016 - unrealized FX gain of $308 million). There was no ineffectiveness during the three months ended March 31, 2017 (three months ended March 31, 2016 - $nil).

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by ongoing market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

As at March 31, 2017, the Company had forward starting floating-to-fixed interest rate swap agreements (“forward starting swaps”) totaling a notional U.S. $700 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The effective portion of changes in fair value on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the highly probable forecasted notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” are reclassified to “Net interest expense”.

During the second quarter of 2016, the Company rolled the notional U.S. $700 million forward starting swaps. The Company de-designated the hedging relationship for U.S. $700 million of forward starting swaps. The Company did not cash settle these swaps. There was no ineffectiveness to record upon de-designation.

Concurrently the Company re-designated the forward starting swaps totaling U.S. $700 million to fix the benchmark rate on cash flows associated with a highly probable forecasted debt issuance of long-term notes.

As at March 31, 2017, the total fair value loss of $67 million (December 31, 2016 - fair value loss of $69 million) derived from the forward starting swaps was included in “Accounts payable and accrued liabilities”. Changes in fair value from the forward starting swaps for the three months ended March 31, 2017 was a gain of $2 million (three months ended March 31, 2016 - loss of $52 million). The effective portion for the three months ended March 31, 2017 was a gain of $2 million (three months ended March 31, 2016 - loss of $50 million) and is recorded in “Other comprehensive income”. For the three months ended March 31, 2017, the ineffective portion was a loss of $nil (three months ended March 31, 2016 - loss of $2 million) and is recorded to “Net interest expense” on the interim consolidated statements of income.

For the three months ended March 31, 2017, a loss of $3 million related to previous forward starting swap hedges has been amortized to “Net interest expense” (three months ended March 31, 2016 - a loss of $2 million). The Company expects that during the next 12 months $11 million of losses will be amortized to “Net interest expense”.

9    Stock-based compensation

At March 31, 2017, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee stock savings plan. These plans resulted in a recovery for the three months ended March 31, 2017 of $12 million (three months ended March 31, 2016 - expense $14 million).

Effective January 31, 2017, Mr. E. Hunter Harrison resigned from all positions held by him at the Company, including as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company. In connection with Mr. Harrison’s resignation, the Company entered into a separation agreement with Mr. Harrison. Under the terms of the separation agreement, the Company has agreed to a limited waiver of Mr. Harrison’s non-competition and non-solicitation obligations.

Effective January 31, 2017, pursuant to the separation agreement, Mr. Harrison forfeited certain pension and post-retirement benefits and agreed to the surrender for cancellation of 22,514 performance share units ("PSU"), 68,612 deferred share units ("DSU"), and 752,145 stock options.

As a result of this agreement, the Company has recognized a recovery of $51 million in "Compensation and benefits" in the first quarter of 2017. Of this amount, $27 million relates to a recovery from cancellation of certain pension benefits.

Stock option plan

In the three months ended March 31, 2017, under CP’s stock option plans, the Company issued 366,930 stock options at the weighted average price of $198.98 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these stock options may be exercised upon vesting, which is between 12 months and 60 months after the grant date, and will expire after 7 years. Certain stock options granted in 2017 vest upon the achievement of specific performance criteria.

Under the fair value method, the value of the stock options at the grant date was approximately $17 million. The weighted average fair value assumptions were approximately:

For the three months ended March 31, 2017
Grant price	$198.98
Expected option life (years)(1)	5.48
Risk-free interest rate(2)	1.85%
Expected stock price volatility(3)	26.95%
Expected annual dividends per share(4)	$2.00
Expected forfeiture rate(5)	3.0%
Weighted-average grant date fair value per option granted during the period	$45.78

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour, or when available, specific expectations regarding future exercise behaviour, were used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent remaining term at the time of the grant.

(3)	Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.

(4)	Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5) The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plan

In the three months ended March 31, 2017, the Company issued 133,448 PSUs with a grant date fair value of approximately $27 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s

Common Shares. PSUs vest and are settled in cash, or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). Grant recipients who are eligible to retire and have provided six months of service during the performance period are entitled to the full award. The fair value of PSUs is measured periodically until settlement, using a lattice-based valuation model.

The performance period for PSUs issued in the three months ended March 31, 2017 is January 1, 2017 to December 31, 2019. The performance factors for these PSUs are Return on Invested Capital, Total Shareholder Return ("TSR") compared to the S&P/TSX Capped Industrial Index, and TSR compared to S&P 1500 Road and Rail Index.

The performance period for the PSUs issued in 2014 was January 1, 2014 to December 31, 2016. The performance factors for these PSUs were Operating Ratio, Free cash flow, TSR compared to the S&P/TSX 60 index, and TSR compared to Class 1 railways. The resulting payout was 118% of the Company's average share price that was calculated using the last 30 trading days preceding December 31, 2016. In the three months ended March 31, 2017, payouts occurred on the total outstanding awards, including dividends reinvested totaling $31 million on 133,728 outstanding awards.

Deferred share unit (“DSU”) plan

In the three months ended March 31, 2017, the Company granted 14,055 DSUs with a grant date fair value of approximately $3 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

10    Pension and other benefits

In the three months ended March 31, 2017, the Company made contributions of $12 million (three months ended March 31, 2016 - $20 million) to its defined benefit pension plans. The elements of net periodic benefit cost for defined benefit pension plans and other benefits recognized in the quarter included the following components:

	For the three months ended March 31
	Pensions		Other benefits
(in millions of Canadian dollars)	2017	2016	2017	2016
Current service cost (benefits earned by employees in the period)	$25	$27	$3	$3
Interest cost on benefit obligation	113	117	5	5
Expected return on fund assets	(223)	(212)	—	—
Recognized net actuarial loss	38	48	1	1
Amortization of prior service costs	(1)	(2)	—	—
Net periodic benefit (recovery) cost	$(48)	$(22)	$9	$9

11    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at March 31, 2017 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident
On July 6, 2013, a train carrying crude oil operated by Montreal Maine and Atlantic Railway (“MMA”) or a subsidiary, Montreal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”) derailed and exploded in Lac-Mégantic, Québec. The accident occurred on a section of railway owned and operated by the MMA Group. The previous day CP had interchanged the train to the MMA Group, and after the interchange, the MMA Group exclusively controlled the train.
Following this incident, Québec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "Minister") ordered the named parties to recover the contaminants and to clean up the derailment site. On August 14, 2013, the Minister added CP as a party (the “Amended Cleanup Order”). CP appealed the Amended Cleanup Order to the Administrative Tribunal of Québec. On July 5, 2016, the Minister served a Notice of Claim for nearly $95 million of compensation spent on cleanup, alleging that CP refused or neglected to undertake the work. On September 6, 2016, CP filed a contestation of the Notice of Claim with the Administrative Tribunal of Québec. In October 2016, CP and the Minister agreed to stay the tribunal proceedings pending the outcome of the Province of Québec's action, set out below. The Court's decision to stay the tribunal proceedings is pending, but de facto, the file has been suspended. Directly related to that matter, on July 6, 2015, the Province of Québec sued CP in Québec Superior Court claiming $409 million in derailment damages, including cleanup costs. The Province alleges that CP exercised custody or control over the crude oil lading and that CP was otherwise negligent. Therefore, CP is said to be solidarily (joint and severally) liable with third parties responsible for the accident. The Province filed a motion for leave to amend its complaint in September 2016, but no date has been fixed for the hearing of this motion, as most of the Attorney General of Québec's lawyers were on strike at that time and until early March 2017. While the strike has ended, the Province has yet to further advance this motion. To date, no timetable governing the conduct of this lawsuit has been ordered by the Quebec Superior Court. This proceeding appears to be duplicative of the administrative proceedings.
A class action lawsuit has also been filed in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic at the time of the derailment (the “Class Action”). That lawsuit seeks derailment damages, including for wrongful death, personal injury, and property harm. On August 16, 2013, CP was added as a defendant. On May 8, 2015, the Québec Superior Court authorized (certified) the Class Action against CP, the shipper – Western Petroleum, and the shipper’s parent – World Fuel Services (collectively, the “World Fuel Entities”). The World Fuel Entities have since settled. The plaintiffs filed a motion for leave to amend their complaint, but subsequently withdrew it.
On October 24, 2016, the Quebec Superior Court authorized class action proceedings against two additional defendants in the same matter discussed above, i.e. against MMAC and Mr. Thomas Harding. On December 9, 2016, the Superior Court granted CP’s motion seeking to confirm the validity of the opt-outs from this class action by most of the estates of the deceased parties following the train derailment who had opted out to allow them to sue in the United States instead (i.e. the wrongful death cases, filed in the United States, which are further discussed). Draft Case Protocols setting out proposed timetables for the conduct of this lawsuit were submitted to the Superior Court in mid-March 2017 by both the plaintiffs and defendants. On March 27, 2017 the Superior Court adopted several of the steps included in the Case Protocol submitted by CP. Under the Case Protocol, CP’s statement of defense will be submitted by June 2 and thereafter production of documents, examinations for discovery and the exchange of expert reports by the parties is to occur between mid-2017 and the end of 2018. A trial date has yet to be fixed.
On July 4, 2016, eight subrogated insurers served CP with claims of approximately $16 million. On July 11, 2016, two additional subrogated insurers served CP with claims of approximately $3 million. The lawsuits do not identify the parties to which the insurers are subrogated, and therefore the extent of claim overlap and the extent that claims will be satisfied after proof of claim review and distribution from the Plans, referred to below, is difficult to determine. These lawsuits have been stayed until June 2, 2017.
In the wake of the derailment and ensuing litigation, MMAC filed for bankruptcy in Canada (the “Canadian Proceeding”) and MMA filed for bankruptcy in the United States (the “U.S. Proceeding”). Plans of arrangement have been approved in both the Canadian Proceeding and the U.S. Proceeding (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those claiming derailment damages. The Plans also provide settling parties broadly worded third-party releases and injunctions preventing lawsuits against settlement contributors. CP has not settled and therefore will not benefit from those provisions. Both Plans do, however, contain judgment reduction provisions, affording CP a credit for the greater of (i) the settlement monies received by the plaintiff(s), or (ii) the amount, in contribution or indemnity, that CP would have been entitled to charge against third parties other than MMA and MMAC, but for the Plans' releases and injunctions. CP may also have judgment reduction rights, as part of the contribution/indemnification credit, for the fault of the MMA Group. Finally, the Plans provide for a potential re-allocation of the MMA Group’s liability among plaintiffs and CP, the only non-settling party.
An Adversary Proceeding filed by the MMA U.S. bankruptcy trustee (now, estate representative) against CP, Irving Oil, and the World Fuel Entities accuses CP of failing to ensure that World Fuel Entities or Irving Oil properly classified the oil lading and of not refusing to ship the misclassified oil as packaged. By that action the estate representative seeks to recover MMA’s going concern value supposedly destroyed by the derailment. The estate representative has since settled with the World Fuel Entities and Irving Oil and now bases CP misfeasance on the railroad’s failure to abide in North Dakota by a Canadian regulation. That regulation supposedly would have caused the railroads to not move the crude oil train because an inaccurate classification was supposedly suspected. In a recently amended complaint, the estate representative named a CP affiliate, Soo Line Railroad Company ("Soo Line"), and asserts that CP and Soo Line breached terms or warranties allegedly contained in the bill of lading. CP’s motion to dismiss this amended complaint was heard on December 20, 2016 and a decision is pending.
In response to one of CP’s motions to withdraw the Adversary Proceedings bankruptcy reference, the estate representative maintained that Canadian law rather than U.S. law controlled. The Article III court that heard the motion found that if U.S. federal regulations governed, the case was not complex enough to warrant withdrawal. Before the bankruptcy court, CP moved to dismiss for want of personal jurisdiction, but the court denied the motion because CP had participated in the bankruptcy proceedings.
Lac-Mégantic residents and wrongful death representatives commenced a class action and a mass action in Texas and wrongful death and personal injury actions in Illinois and Maine. CP removed all of these lawsuits to federal court, and a federal court thereafter consolidated those cases in Maine. These actions generally charge CP with misclassification and mis-packaging (that is, using inappropriate DOT-111 tank cars) negligence. On CP's motion, the Maine court dismissed all wrongful death and personal injury actions on several grounds on September 28, 2016. The plaintiffs’ subsequent motion for reconsideration was denied on January 9, 2017. The plaintiffs filed a notice of appeal on January 19, 2017. The appeal has yet to be docketed by the appellate court. Once docketed, and if not dismissed by the appellate court on its own motion, CP will file a motion to dismiss the appeal. If the ruling is upheld on appeal these cases will be litigated, if anywhere, in Canada. As previously mentioned, many of these plaintiffs had previously opted-out of the Quebec Class Action in order to bring their claims in the United States. CP brought a motion on December 1, 2016 to seek a declaration from the Quebec Superior Court that the plaintiffs who had opted out were precluded from opting back into the Quebec Class Action. CP’s motion was successful. Accordingly, if these plaintiffs seek to sue CP, they would have to do so in Quebec in individual actions (they could also join their individual claims in the same individual action).
CP has received two damage to cargo notices of claims from the shipper of the oil, Western Petroleum. Western Petroleum submitted U.S. and Canadian notices of claims for the same damages and under the Carmack Amendment (49 U.S.C. Section 11706) Western

Petroleum seeks to recover for all injuries associated with, and indemnification for, the derailment. Both jurisdictions permit a shipper to recover the value of damaged lading against any carrier in the delivery chain, subject to limitations in the carrier’s tariffs. CP’s tariffs significantly restrict shipper damage claim rights. Western Petroleum is part of the World Fuel Services Entities, and those companies settled with the trustee. In settlements with the estate representative the World Fuel Services Entities and the consignee (Irving Oil) assigned all claims against CP, if any, including Carmack Amendment claims. The estate representative has since designated a trust formed for the benefit of the wrongful death plaintiff to pursue those claims.
On April 12, 2016, the Trustee (the “WD Trustee”) for a wrongful death trust (the “WD Trust”), as defined and established under the confirmed Plans, sued CP in North Dakota federal court, asserting Carmack Amendment claims. The WD Trustee maintains that the estate representative assigned Carmack Amendment claims to the WD Trustee. The Plan supposedly gave the estate representative Carmack Amendment assignment rights. The WD Trustee seeks to recover amounts for damaged rail cars (approximately $6 million), and the settlement amounts the consignor (i.e., the shipper, the World Fuel Entities) and the consignee (Irving Oil) paid to the bankruptcy estates, alleged to be $110 million and $60 million, respectively. The WD Trustee maintains that Carmack Amendment liability extends beyond lading losses to cover all derailment related damages suffered by the World Fuel Entities or Irving Oil. CP disputes this interpretation of Carmack Amendment exposure and maintains that CP’s tariffs preclude anything except a minimal recovery. CP brought a motion to dismiss the Carmack Amendment claims. On March 24, 2017 the federal court in North Dakota dismissed, with prejudice, these claims. The court determined the claims asserted by the WD Trustee were brought too late. On March 28, 2017, the WD Trustee filed a notice of appeal to the United States Court of Appeals for the Eighth Circuit. The appeal is pending.
At this early stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and intends to vigorously defend against all derailment-related proceedings.
Environmental liabilities
Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.
The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.
The expense included in “Purchased services and other” for the three months ended March 31, 2017 was $1 million (three months ended March 31, 2016 - $1 million). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at March 31, 2017 was $89 million (December 31, 2016 - $85 million). Payments are expected to be made over 10 years through 2026.

12 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,089	$474	$—	$1,563
Non-freight	—	32	93	(85)	40
Total revenues	—	1,121	567	(85)	1,603
Operating expenses
Compensation and benefits	—	124	108	1	233
Fuel	—	132	38	—	170
Materials	—	34	9	6	49
Equipment rents	—	36	—	—	36
Depreciation and amortization	—	109	57	—	166
Purchased services and other	—	208	162	(92)	278
Total operating expenses	—	643	374	(85)	932
Operating income	—	478	193	—	671
Less:
Other income and charges	(20)	(7)	(1)	—	(28)
Net interest expense (income)	2	125	(7)	—	120
Income before income tax expense and equity in net earnings of subsidiaries	18	360	201	—	579
Less: Income tax expense	1	98	49	—	148
Add: Equity in net earnings of subsidiaries	414	152	—	(566)	—
Net income	$431	$414	$152	$(566)	$431

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,097	$451	$—	$1,548
Non-freight	—	33	96	(86)	43
Total revenues	—	1,130	547	(86)	1,591
Operating expenses
Compensation and benefits	—	201	126	2	329
Fuel	—	103	22	—	125
Materials	—	38	10	8	56
Equipment rents	—	54	(9)	—	45
Depreciation and amortization	—	107	55	—	162
Purchased services and other	—	136	181	(96)	221
Total operating expenses	—	639	385	(86)	938
Operating income	—	491	162	—	653
Less:
Other income and charges	(69)	(138)	26	—	(181)
Net interest (income) expense	(1)	131	(6)	—	124
Income before income tax expense and equity in net earnings of subsidiaries	70	498	142	—	710
Less: Income tax expense	9	111	50	—	170
Add: Equity in net earnings of subsidiaries	479	92	—	(571)	—
Net income	$540	$479	$92	$(571)	$540

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$431	$414	$152	$(566)	$431
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	45	(40)	—	5
Change in derivatives designated as cash flow hedges	—	5	—	—	5
Change in pension and post-retirement defined benefit plans	—	36	2	—	38
Other comprehensive income (loss) before income taxes	—	86	(38)	—	48
Income tax expense on above items	—	(17)	(1)	—	(18)
Equity accounted investments	30	(39)	—	9	—
Other comprehensive income (loss)	30	30	(39)	9	30
Comprehensive income	$461	$444	$113	$(557)	$461

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$540	$479	$92	$(571)	$540
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	310	(273)	—	37
Change in derivatives designated as cash flow hedges	—	(47)	—	—	(47)
Change in pension and post-retirement defined benefit plans	—	45	2	—	47
Other comprehensive income (loss) before income taxes	—	308	(271)	—	37
Income tax expense on above items	—	(41)	—	—	(41)
Equity accounted investments	(4)	(271)	—	275	—
Other comprehensive loss	(4)	(4)	(271)	275	(4)
Comprehensive income (loss)	$536	$475	$(179)	$(296)	$536

Interim Condensed Consolidating Balance Sheets
As at March 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$83	$118	$—	$201
Accounts receivable, net	—	447	184	—	631
Accounts receivable, inter-company	92	152	194	(438)	—
Short-term advances to affiliates	500	513	4,167	(5,180)	—
Materials and supplies	—	167	34	—	201
Other current assets	—	52	25	—	77
	592	1,414	4,722	(5,618)	1,110
Long-term advances to affiliates	1	—	90	(91)	—
Investments	—	40	143	—	183
Investments in subsidiaries	8,882	10,404	—	(19,286)	—
Properties	—	8,763	7,898	—	16,661
Goodwill and intangible assets	—	—	200	—	200
Pension asset	—	1,165	—	—	1,165
Other assets	—	69	9	—	78
Deferred income taxes	11	—	—	(11)	—
Total assets	$9,486	$21,855	$13,062	$(25,006)	$19,397
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$73	$804	$271	$—	$1,148
Accounts payable, inter-company	17	281	140	(438)	—
Short-term advances from affiliates	4,358	813	9	(5,180)	—
Long-term debt maturing within one year	—	31	—	—	31
	4,448	1,929	420	(5,618)	1,179
Pension and other benefit liabilities	—	656	74	—	730
Long-term advances from affiliates	—	91	—	(91)	—
Other long-term liabilities	—	96	131	—	227
Long-term debt	—	8,529	54	—	8,583
Deferred income taxes	—	1,672	1,979	(11)	3,640
Total liabilities	4,448	12,973	2,658	(5,720)	14,359
Shareholders’ equity
Share capital	2,036	1,037	5,891	(6,928)	2,036
Additional paid-in capital	42	1,637	300	(1,937)	42
Accumulated other comprehensive (loss) income	(1,769)	(1,770)	672	1,098	(1,769)
Retained earnings	4,729	7,978	3,541	(11,519)	4,729
	5,038	8,882	10,404	(19,286)	5,038
Total liabilities and shareholders’ equity	$9,486	$21,855	$13,062	$(25,006)	$19,397

Condensed Consolidating Balance Sheets
As At December 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$100	$64	$—	$164
Accounts receivable, net	—	435	156	—	591
Accounts receivable, inter-company	90	113	206	(409)	—
Short-term advances to affiliates	500	692	4,035	(5,227)	—
Materials and supplies	—	150	34	—	184
Other current assets	—	38	32	—	70
	590	1,528	4,527	(5,636)	1,009
Long-term advances to affiliates	1	—	91	(92)	—
Investments	—	47	147	—	194
Investments in subsidiaries	8,513	10,249	—	(18,762)	—
Properties	—	8,756	7,933	—	16,689
Goodwill and intangible assets	—	—	202	—	202
Pension asset	—	1,070	—	—	1,070
Other assets	1	48	8	—	57
Deferred income taxes	11	—	—	(11)	—
Total assets	$9,116	$21,698	$12,908	$(24,501)	$19,221
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$73	$945	$304	$—	$1,322
Accounts payable, inter-company	14	292	103	(409)	—
Short-term advances from affiliates	4,403	816	8	(5,227)	—
Long-term debt maturing within one year	—	25	—	—	25
	4,490	2,078	415	(5,636)	1,347
Pension and other benefit liabilities	—	658	76	—	734
Long-term advances from affiliates	—	92	—	(92)	—
Other long-term liabilities	—	152	132	—	284
Long-term debt	—	8,605	54	—	8,659
Deferred income taxes	—	1,600	1,982	(11)	3,571
Total liabilities	4,490	13,185	2,659	(5,739)	14,595
Shareholders’ equity
Share capital	2,002	1,037	5,823	(6,860)	2,002
Additional paid-in capital	52	1,638	298	(1,936)	52
Accumulated other comprehensive (loss) income	(1,799)	(1,799)	712	1,087	(1,799)
Retained earnings	4,371	7,637	3,416	(11,053)	4,371
	4,626	8,513	10,249	(18,762)	4,626
Total liabilities and shareholders’ equity	$9,116	$21,698	$12,908	$(24,501)	$19,221

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2017

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$63	$85	$264	$(101)	$311
Investing activities
Additions to properties	—	(109)	(121)	—	(230)
Proceeds from sale of properties and other assets	—	1	2	—	3
Advances to affiliates	(152)	—	(134)	286	—
Capital contributions to affiliates	—	(68)	—	68	—
Other	—	5	—	—	5
Cash used in investing activities	(152)	(171)	(253)	354	(222)
Financing activities
Dividends paid	(73)	(73)	(28)	101	(73)
Issuance of share capital	—	—	68	(68)	—
Issuance of CP Common Shares	28	—	—	—	28
Repayment of long-term debt, excluding commercial paper	—	(5)	—	—	(5)
Advances from affiliates	134	149	3	(286)	—
Cash provided by (used in) financing activities	89	71	43	(253)	(50)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(2)	—	—	(2)
Cash position
(Decrease) increase in cash and cash equivalents	—	(17)	54	—	37
Cash and cash equivalents at beginning of period	—	100	64	—	164
Cash and cash equivalents at end of period	$—	$83	$118	$—	$201

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$23	$51	$198	$(54)	$218
Investing activities
Additions to properties	—	(132)	(146)	—	(278)
Proceeds from sale of properties and other assets	—	57	3	—	60
Advances to affiliates	—	(35)	—	35	—
Capital contributions to affiliates	—	(9)	—	9	—
Repurchase of share capital from affiliates	—	6	—	(6)	—
Cash used in investing activities	—	(113)	(143)	38	(218)
Financing activities
Dividends paid	(54)	(54)	—	54	(54)
Issuance of share capital	—	—	9	(9)	—
Return of share capital to affiliates	—	—	(6)	6	—
Issuance of CP Common Shares	5	—	—	—	5
Repayment of long-term debt, excluding commercial paper	—	(4)	(7)	—	(11)
Advances from affiliates	26	—	9	(35)	—
Other	—	(2)	—	—	(2)
Cash (used in) provided by financing activities	(23)	(60)	5	16	(62)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(4)	(13)	—	(17)
Cash position
(Decrease) increase in cash and cash equivalents	—	(126)	47	—	(79)
Cash and cash equivalents at beginning of year	—	502	148	—	650
Cash and cash equivalents at end of year	$—	$376	$195	$—	$571

Summary of Rail Data

	First Quarter
Financial (millions, except per share data)	2017	2016	Total Change	% Change

Revenues
Freight revenue	$1,563	$1,548	$15	1
Other revenue	40	43	(3)	(7)
Total revenues	1,603	1,591	12	1

Operating expenses
Compensation and benefits	233	329	(96)	(29)
Fuel	170	125	45	36
Materials	49	56	(7)	(13)
Equipment rents	36	45	(9)	(20)
Depreciation and amortization	166	162	4	2
Purchased services and other	278	221	57	26
Total operating expenses	932	938	(6)	(1)

Operating income	671	653	18	3

Less:

Other income and charges	(28)	(181)	153	(85)
Net interest expense	120	124	(4)	(3)

Income before income tax expense	579	710	(131)	(18)

Income tax expense	148	170	(22)	(13)

Net income	$431	$540	$(109)	(20)
Operating ratio (%)	58.1	58.9	(0.8)	(80) bps

Basic earnings per share	$2.94	$3.53	$(0.59)	(17)

Diluted earnings per share	$2.93	$3.51	$(0.58)	(17)

Shares Outstanding
Weighted average number of shares outstanding (millions)	146.5	153.0	(6.5)	(4)
Weighted average number of diluted shares outstanding (millions)	147.1	153.8	(6.7)	(4)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.76	0.73	0.03	4
Average foreign exchange rate (Canadian$/US$)	1.32	1.37	(0.05)	(4)

Summary of Rail Data (Page 2)

	First Quarter
Commodity Data(1)	2017	2016	Total Change	% Change	FX Adjusted % Change(2)

Freight Revenues (millions)
- Grain	$393	$367	$26	7	9
- Coal	148	145	3	2	3
- Potash	98	82	16	20	23
- Fertilizers and sulphur	59	81	(22)	(27)	(25)
- Forest products	67	71	(4)	(6)	(3)
- Energy, chemicals, and plastics	227	265	(38)	(14)	(11)
- Metals, minerals, and consumer products	170	133	37	28	32
- Automotive	76	91	(15)	(16)	(14)
- Intermodal	325	313	12	4	5

Total Freight Revenues	$1,563	$1,548	$15	1	3

Freight Revenue per Revenue Ton-Miles (RTM) (cents)
- Grain	4.19	3.97	0.22	6	8
- Coal	2.88	2.70	0.18	7	7
- Potash	2.67	2.58	0.09	3	6
- Fertilizers and sulphur	6.17	6.93	(0.76)	(11)	(9)
- Forest products	6.11	6.17	(0.06)	(1)	2
- Energy, chemicals, and plastics	4.25	4.33	(0.08)	(2)	1
- Metals, minerals, and consumer products	6.63	7.38	(0.75)	(10)	(7)
- Automotive	22.29	21.75	0.54	2	6
- Intermodal	5.66	5.32	0.34	6	8

Total Freight Revenue per RTM	4.57	4.51	0.06	1	4

Freight Revenue per Carload
- Grain	$3,688	$3,658	$30	1	3
- Coal	2,096	2,001	95	5	5
- Potash	3,130	3,064	66	2	4
- Fertilizers and sulphur	4,217	4,993	(776)	(16)	(13)
- Forest products	4,128	4,216	(88)	(2)	1
- Energy, chemicals, and plastics	3,412	3,753	(341)	(9)	(6)
- Metals, minerals, and consumer products	2,851	2,977	(126)	(4)	(1)
- Automotive	2,792	2,754	38	1	5
- Intermodal	1,391	1,338	53	4	5

Total Freight Revenue per Carload	$2,499	$2,520	$(21)	(1)	1

(1)
In the first quarter of 2017, CP revised the grouping of revenues, and aggregated certain lines of business where “Canadian Grain” and “U.S. Grain” were aggregated into the line of business "Grain"; “Chemicals and Plastics” and “Crude” were aggregated into the line of business "Energy, Chemicals and Plastics"; and “Domestic Intermodal" and “International Intermodal” were aggregated into the line of business "Intermodal". Prior period figures have been aggregated accordingly.

(2)
This earnings measures has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Page 3)

	First Quarter
Commodity Data (Continued)(1)	2017	2016	Total Change	% Change

Millions of Revenue Ton-Miles (RTM)
- Grain	9,383	9,255	128	1
- Coal	5,123	5,348	(225)	(4)
- Potash	3,677	3,185	492	15
- Fertilizers and sulphur	962	1,167	(205)	(18)
- Forest products	1,102	1,157	(55)	(5)
- Energy, chemicals, and plastics	5,340	6,122	(782)	(13)
- Metals, minerals, and consumer products	2,560	1,807	753	42
- Automotive	340	417	(77)	(18)
- Intermodal	5,725	5,877	(152)	(3)

Total RTMs	34,212	34,335	(123)	—

Carloads (thousands)
- Grain	107	100	7	7
- Coal	70	72	(2)	(3)
- Potash	31	27	4	15
- Fertilizers and sulphur	14	16	(2)	(13)
- Forest products	16	17	(1)	(6)
- Energy, chemicals, and plastics	67	71	(4)	(6)
- Metals, minerals, and consumer products	60	45	15	33
- Automotive	27	33	(6)	(18)
- Intermodal	233	233	—	—

Total Carloads	625	614	11	2

	First Quarter
Operating Expenses (millions)	2017	2016	Total Change	% Change	FX Adjusted % Change(2)

Compensation and benefits	233	329	(96)	(29)	(28)
Fuel	170	125	45	36	39
Materials	49	56	(7)	(13)	(11)
Equipment rents	36	45	(9)	(20)	(18)
Depreciation and amortization	166	162	4	2	4
Purchased services and other	278	221	57	26	29

Total Operating Expenses	932	938	(6)	(1)	1

(1)
In the first quarter of 2017, CP revised the grouping of revenues, and aggregated certain lines of business where “Canadian Grain” and “U.S. Grain” were aggregated into the line of business "Grain"; “Chemicals and Plastics” and “Crude” were aggregated into the line of business "Energy, Chemicals and Plastics"; and “Domestic Intermodal" and “International Intermodal” were aggregated into the line of business "Intermodal". Prior period figures have been aggregated accordingly.

(2)
This earnings measures has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Page 4)

	First Quarter
	2017	2016 (1)	Total Change	% Change
Operations Performance

Gross ton-miles ("GTMs") (millions)	60,827	62,219	(1,392)	(2)
Train miles (thousands)	7,511	7,930	(419)	(5)
Average train weight - excluding local traffic (tons)	8,647	8,480	167	2
Average train length - excluding local traffic (feet)	7,143	7,103	40	1
Average terminal dwell (hours)	7.1	6.9	0.2	3
Average train speed (miles per hour)(2)	22.3	23.4	(1.1)	(5)
Fuel efficiency (U.S. gallons of locomotive fuel consumed /1,000 GTMs)	1.012	1.002	0.010	1
U.S. gallons of locomotive fuel consumed (millions)(3)	61.0	62.0	(1.0)	(2)
Average fuel price (U.S. dollars per U.S. gallon)	2.11	1.48	0.63	43

Total employees (average)(4)	11,648	12,434	(786)	(6)
Total employees (end of period)(4)	11,794	12,443	(649)	(5)
Workforce (end of period)(5)	11,829	12,508	(679)	(5)

Safety

FRA personal injuries per 200,000 employee-hours	1.89	1.45	0.44	30
FRA train accidents per million train-miles	0.85	0.93	(0.08)	(9)

(1)	Certain figures have been revised to conform with current presentation or have been updated to reflect new information.

(2)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It excludes delay time related to customer or foreign railways, and also excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(3)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(4)	An employee is defined as an individual currently engaged in full-time, part-time or seasonal employment with CP.

(5)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures - Unaudited

The Company presents non-GAAP measures and cash flow information to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Adjusted Performance Measures

The Company uses Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

In the first quarter of 2017, there were two significant items included in Net income as follows:

•	management transition recovery of $51 million related to the retirement of Mr. E. Hunter Harrison as CEO of CP ($39 million after deferred tax) that favourably impacted Diluted EPS by 27 cents; and

•
a net non-cash gain of $28 million ($24 million after deferred tax) due to foreign exchange ("FX") translation of the Company’s U.S. dollar-denominated debt that favourably impacted Diluted EPS by 16 cents.

In the first quarter of 2016, there was one significant item included in Net income as follows:

•	a net non-cash gain of $181 million ($156 million after deferred tax) that favourably impacted Diluted EPS by $1.01.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the non-GAAP measures for the three months ended March 31, 2017 and 2016:

Adjusted income is calculated as Net income reported on a GAAP basis less significant items.

	For the three months ended March 31
(in millions)	2017	2016
Net income as reported	$431	$540
Less significant items (pretax):
Management transition recovery	51	—
Impact of FX translation on U.S. dollar-denominated debt	28	181
Tax effect of adjustments(1)	16	25
Adjusted income	$368	$384
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the effective tax rate for each of the above items for the periods presented.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended March 31
	2017	2016
Diluted earnings per share as reported	$2.93	$3.51
Less significant items:
Management transition recovery	0.35	—
Impact of FX translation on U.S. dollar-denominated debt	0.19	1.17
Tax effect of adjustments(1)	0.11	0.16
Adjusted diluted earnings per share	$2.50	$2.50
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the effective tax rate for each of the above items for the periods presented.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended March 31
(in millions)	2017	2016
Operating income as reported	$671	$653
Less significant item:
Management transition recovery	51	—
Adjusted operating income	$620	$653

Adjusted operating ratio excludes those significant items that are reported within Operating income.

	For the three months ended March 31
	2017	2016
Operating ratio as reported	58.1%	58.9%
Less significant item:
Management transition recovery	(3.2)%	—%
Adjusted operating ratio	61.3%	58.9%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the consolidated financial statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended March 31
(in millions)	2017	2016
Cash provided by operating activities	$311	$218
Cash used in investing activities	(222)	(218)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(2)	(17)
Free cash(1)	$87	$(17)
(1) The definition of Free cash has been revised to exclude the deduction of dividends paid. As a result of this change, Free cash was increased by $54 million for the three months ended March 31, 2016.

FX Adjusted Variance

FX adjusted variance allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

	For the three months ended March 31
(in millions)	Reported 2017	Reported 2016	Variance due to FX	FX Adjusted 2016	FX Adjusted % Change
Freight revenues	$1,563	$1,548	$(33)	$1,515	3
Non-freight revenues	40	43	—	43	(7)
Total revenues	1,603	1,591	(33)	1,558	3
Compensation and benefits	233	329	(4)	325	(28)
Fuel	170	125	(3)	122	39
Materials	49	56	(1)	55	(11)
Equipment rents	36	45	(1)	44	(18)
Depreciation and amortization	166	162	(2)	160	4
Purchased services and other	278	221	(5)	216	29
Total operating expenses	932	938	(16)	922	1
Operating income	$671	$653	$(17)	$636	6